Exhibit 99.1

CH4 Natural Solutions Corporation Announces Pricing of Initial Public Offering

NEW YORK—April 30, 2026—CH4 Natural Solutions Corporation (the “Company”) announced today the pricing of its initial public offering (“IPO”) of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “MTNE.U” beginning on May 1, 2026. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one of the Company’s Class A ordinary shares at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “MTNE” and “MTNE.WS,” respectively.

Santander is acting as the sole book running manager for the proposed offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the IPO price.

The public offering will only be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Santander US Capital Markets LLC, Attention: ECM Syndicate, 437 Madison Avenue, New York, New York 10022, by telephone at 833-818-1602.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CH4 Natural Solutions Corporation

CH4 Natural Solutions Corporation was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination. The Company intends to focus its search for a target business with a significant real-asset footprint that may provide opportunities for attractive risk-adjusted returns and benefit from accelerated methane mitigation initiatives at scale. The Company is sponsored by CH4 Natural Solutions Acquisition Sponsor LLC, which is an affiliate of Riverstone Earth LLC (“Riverstone Earth”). Riverstone Earth is an outgrowth of Riverstone Holdings LLC, carrying on its 25-year track record in energy, infrastructure, and real-asset investing. Riverstone Earth applies a disciplined approach to nature-based systems, focusing on scalable businesses in agriculture, land management, and related energy and industrial supply chains that support efficiency, resilience, and long-term value creation.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:

Arthuros Mangriotis, Chief Financial Officer, Chief Accounting Officer and Secretary

Email: info@mtne.co

Phone: 212-993-0076

Media:

Daniel Yunger

Kekst CNC

daniel.yunger@kekstcnc.com